Exhibit 99.1

May 5, 2003

Via Fax

Ed Corrao
Fidelity Investments
82 Devonshire Street
Boston, MA 02109

Dear Mr. Corrao:

     It is my understanding that you have been in discussions with Jim Anderson, Senior Vice President, Secretary and General Counsel of this Company, concerning the Ingram Micro 2003 Equity Incentive Plan which is being submitted for approval at our upcoming annual shareowners meeting. It is my understanding that you have informed Mr. Anderson that the plan in its current form does not meet your firm’s internal guidelines for approval because it does not mandate minimum restriction periods for non-stock option and non-stock appreciation right awards or restrict the ability of the administering committee to waive restriction periods.

     I believe that the approval of this plan is very important to the future of our Company. Our Company’s philosophy for compensating its senior executives is to place a substantial portion of their compensation at risk in a manner designed to align their interest with those of our shareowners. This plan will provide the primary means of implementing this philosophy. Since your firm is a major shareowner of our Company, I am very mindful of its concerns and would very much like to have your firm’s support for this plan. Accordingly, assuming your firm votes its shares in favor of the plan at our upcoming shareowners meeting, I hereby commit to you that I will use my best efforts to place on the agenda of the next regularly scheduled meetings of our Company’s Board of Directors and its Human Resources Committee to be held in August of this year, a proposal to amend the plan to include provisions substantially in the form attached to this letter and to recommend to the Board of Directors and its Human Resources Committee the adoption of such amendment.

     I hope that my undertaking will address your firm’s concerns and that it will be able to vote to approve the plan. Regardless of your vote, however, I very much appreciate your firm’s interest in our Company and willingness to share your point of view directly with us.

Sincerely yours,

/s/ Kent B. Foster
Kent B. Foster
Chairman of the Board and
Chief Executive Officer

     INGRAM MICRO INC.
Proposed Amendments to the
Ingram Micro Inc. 2003 Equity Incentive Plan

A. Section 4(a) of the 2003 Equity Incentive Plan shall be amended by the inclusion of the additional marked language, as follows:

     SECTION 4. Shares Available for Awards.

     (a) Shares Available. Subject to adjustment as provided in Section 4(b) and 4(c), the number of Shares with respect to which Awards may be granted under the Plan and all Sub-Plans shall be 20,000,000, plus Shares authorized for issuance and not issued under the Prior Plans. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, shall, in the calendar year in which such settlement, forfeiture, termination or cancellation occurs, again become Shares with respect to which Awards may be granted unless any dividends have been paid thereon prior to such settlement, forfeiture, termination or cancellation. Notwithstanding the foregoing and subject to adjustment as provided in Section 4(b), (i) no Employee of Ingram Micro may receive Awards under the Plan in any calendar year that relate to more than 2,000,000 Shares; ~~and~~ (ii) no more than 8,000,000 Shares may be issued under the Plan in connection with Awards other than Options or Stock Appreciation Rights; and (iii) no more than 1,000,000 Shares may be issued under the Plan in connection with Awards other than Options or Stock Appreciation Rights that contain either (A) no restrictions, (B) restrictions of less than one year relating to Performance Awards, or (C) restrictions based solely on continuous employment or services of less than three years (except, in any such cases where termination of employment occurs by reason of death, Retirement, or Disability, or where the Shares are granted in lieu of earned compensation).

B. Section 13(a) of the 2003 Equity Incentive Plan shall be amended by the inclusion of the additional marked language and the renumbering of the remaining sub-clauses, as follows:

     SECTION 13. Amendment and Termination.

     (a) Amendments to the Plan. The Board may terminate or discontinue the Plan at any time and the Board or the Committee may amend or alter the Plan or any portion thereof at any time; provided that no such amendment, alteration, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement or to comply with the listing or other requirements of any relevant exchange, including for these purposes any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act or Section 162(m) of the Code, for which or with which the Board or the Committee deems it necessary or desirable to qualify or comply; provided, however, that any amendment to the Plan shall be submitted to Ingram Micro's shareowners for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such amendment would:….

	(iv)	except to the extent provided in Section 4(b), increase the number of Shares which may be issued in connection with Awards described in Section 4(a)(iii) of the Plan;

	(v)	amend or replace previously granted Options in a transaction that constitutes a "repricing," as such term is used in Instruction 3 to Item 402(b)(2)(iv) of Regulation S-K, as promulgated by the Securities and Exchange Commission; or….

C.	Section 13(b) of the 2003 Equity Incentive Plan shall be amended by the inclusion of the additional marked language, as follows:

     (b)  Amendments to Awards. Subject to the terms of the Plan and applicable law, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, the Committee may not waive, shorten or terminate any restriction period imposed on Awards other than Options or Stock Appreciation Rights except (i) in the event of death, Retirement or Disability of the Participant, holder or beneficiary of such Award or (ii) upon a change of control of Ingram Micro, as determined by the Committee.